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Exhibit 4.1.7

                          STRATUS SERVICES GROUP, INC.
                        RIGHT OF FIRST REFUSAL AGREEMENT

     THIS AGREEMENT is made as of March 28, 2002 among Artisan (UK) plc ("Artisan") and the undersigned, who are certain members of the Raymond family (the "Stockholders") who are holders of Common Stock of Stratus Services Group, Inc. (the "Company")

     WHEREAS, in connection with the Company's Series C Preferred Stock financing, the Company has sold shares of its Series C Preferred Stock to Artisan; and

     WHEREAS, the Stockholders have agreed to grant Artisan a Right of First Refusal with respect to all shares of the Company's Series C Preferred Stock or Common Stock owned by them or issued to them in the future with respect to such shares in any stock dividend, stock split, reclassification or similar event (the "Shares"), subject to the terms and conditions set forth below.

     THEREFORE, the undersigned agree as follows:

     1. Shares. Upon closing of the Series C Preferred Stock financing with the Company pursuant to which Artisan purchases shares of the Company's Series C Preferred Stock, each Stockholder hereby severally represents that he, she or it owns that number of shares of Common Stock set forth opposite his, her or its name on Exhibit A of even date herewith.

     2. Artisan's Right of First Refusal. Before any Shares held by a Stockholder (a "Selling Stockholder") or any transferee (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), Artisan or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the "Right of First Refusal").

          (a) Notice of Proposed Transfer. The Selling Stockholder shall (a) deliver to Artisan a written notice (the "Notice") stating: (i) the Selling Stockholder's bona fide intention to sell or otherwise transfer such Shares;
(ii) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (iii) the number of Shares to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Selling Stockholder proposes to transfer the Shares (the "Offered Price"); and
(v) the material terms and conditions of the proposed transfer (the "Offer Terms") and (b) offer the Shares at the Offered Price and on the Offer Terms to Artisan or its assignee(s).

          (b) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, Artisan and/or its assignee(s) may, by giving written notice to the Selling Stockholder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with subsection (c) below.

          (c) Purchase Price. The purchase price ("Purchase Price") for the Shares purchased by Artisan or its assignee(s) under this Section shall be the Offered Price, and the

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terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (the "Terms"). If the Offered Price includes consideration other than cash the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of Artisan in good faith.

          (d) Purchase Price. Payment of the Purchase Price shall be made, at the option of Artisan or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Selling Stockholder to Artisan (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof, in any case in accordance with the Terms, within thirty
(30) days after delivery of the written notice by Artisan as set forth in
Section 2(b).

          (e) Selling Stockholder's Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by Artisan and/or its assignee(s) as provided in this Section, then the Selling Stockholder may sell or otherwise transfer such Shares to that Proposed Transferred at the Offered Price or at a higher price and on the Offer Terms, provided that such sale or other transfer is consummated within sixty
(60) days after the date of the Notice and provided further that any such sale or other transfer is affected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to Artisan, and Artisan and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Selling Stockholder may be sold or otherwise transferred.

          (f) Exception for Affiliate Transfers. Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Shares to an affiliate of the Stockholder (including limited partners of the Stockholder) shall be exempt from the provisions of this Section. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with the terms of this Agreement.

          (g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares immediately after the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the 1933 Act, as amended.

          (h) Assignment of Right of First Refusal. The Right of First Refusal shall not be assignable by Artisan at any time.

     3.   General Provisions.

          (a) This Agreement shall be governed by the laws of the State of New Jersey as they apply to contacts entered into and wholly to be performed in such state. This Agreement represents the entire agreement between the parties with respect to Artisan's Right of First Refusal and may only be modified or amended in writing signed by both parties.

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          (b)  Any notice, demand or request required or permitted to be given by either Artisan or the Purchase pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) five days after it is deposited in the U.S. mail, First Class with postage prepaid, or (iii) one day after deposit (prepaid) with a nationally recognized overnight courier, and addressed to the parties at the addresses of the parties set forth in the Series C Preferred Stock Subscription Agreement or such other address as a party may request by notifying the other in writing.

          (c) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

          (d) The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief in appropriate circumstances.

          (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (f) Each party to this Agreement represents that such party has duly authorized, executed and delivered this Agreement and that this Agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          (g) All certificates representing any Shares subject to the provisions of this Agreement shall have endorsed thereon an appropriate legend referencing the restrictions imposed by this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

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Executed and delivered as a deed by     )
ARTISAN  (UK) plc          )
Acting by two directors/ a director and the          )
Secretary                               )


/s/ Stephen Dean
----------------------------------------
Director


.........................................
Director/Secretary

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


STOCKHOLDERS:          See attached Exhibit A.

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                                    EXHIBIT A

        NAME                        SHARES                           SIGNATURE
        ----                        ------                           ---------
Joan Raymond                        205,862         /s/ Joan Raymond
                                                    ----------------------------------------------------

Jeffrey J. Raymond, Jr.              83,333         /s/ Jeffrey J. Raymond, Jr.
                                                    ----------------------------------------------------

Nicole Raymond                       83,333         /s/ Nicole Raymond
                                                    ----------------------------------------------------

Jake Raymond                         83,333         /s/ Joan Raymond as Guardian for Jake Raymond
                                                    ----------------------------------------------------

Joseph J. Raymond, Jr.              123,200         /s/ Joseph J. Raymond, Jr.
                                                    ----------------------------------------------------

Victoria T. Raymond                 111,333         /s/ Victoria T. Raymond
                                                    ----------------------------------------------------

Joseph J. Raymond III                35,667         /s/ Joseph J. Raymond, Jr. as Guardian for
                                                    ----------------------------------------------------
                                                    Joseph J. Raymond III
                                                    ---------------------

James R. Raymond                     60,222         /s/ James R. Raymond
                                                    ----------------------------------------------------

Joseph J. Raymond, Sr.              357,086         /s/ Joseph J. Raymond, Sr.
                                                    ----------------------------------------------------

Joseph J. Raymond, Sr. TTEE          35,667         /s/ Joseph J. Raymond, Sr
Julianne T. Raymond Trust                           ----------------------------------------------------


Joseph J. Raymond, Sr. TTEE          35,667         /s/ Joseph J. Raymond, Sr.
Michele C. Raymond                                  ----------------------------------------------------


Joseph J. Raymond, Sr.                5,000         /s/ Joseph J. Raymond, Sr.
The Jeffrey Raymond Children's                      ----------------------------------------------------
Irrevocable Trust

Joseph J. Raymond, Sr.                5,000         /s/ Joseph J. Raymond, Sr.
The Joseph J. Raymond Children's                    ----------------------------------------------------
Irrevocable Trust

Joseph J. Raymond, Sr.                5,000         /s/ Joseph J. Raymond, Sr.
The James Richard Raymond                           ----------------------------------------------------
Irrevocable Trust

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